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                                                                   EXHIBIT 10.16

                  INTERACTIVE WHITE PAGES MARKETING AGREEMENT

     This Interactive Marketing Agreement (the "Agreement"), dated as of August 24, 1998 (the "Effective Date"), is between America Online, Inc. , a Delaware corporation, with principal offices at 22000 AOL Way, Dulles, Virginia 20166 ("AOL", as further defined in Exhibit A), Digital City, Inc., a Delaware corporation with principal offices at 8615 Westwood Center Drive, Vienna, VA 22182 ("DCI"), and InfoSpace, Inc., a Delaware corporation with principal offices at 15375 90th Ave., NE, Redmond, WA 98052 ("InfoSpace"). AOL and InfoSpace may be referred to individually as a "Party" and collectively as the "Parties:"

                                  INTRODUCTION

     AOL and InfoSpace each desires to enter into an interactive marketing relationship whereby AOL will promote and distribute an interactive site referred to (and as further defined) herein as the AOL White Pages. This relationship is further described below and is subject to the terms and conditions set forth in this Agreement. Defined terms used but not defined in the body of the Agreement will be as defined on Exhibit A attached hereto.

                                     TERMS

1.   PROMOTION, DISTRIBUTION AND MARKETING.

     1.1.  AOL PROMOTION OF AOL WHITE PAGES.

     Upon commercial launch of the AOL White Pages on the AOL Service which the parties anticipate will occur on November 1, 1998 (the "Commercial Launch Date"), AOL will provide [*] promotions for the AOL White Pages through such areas of the AOL Service, the Digital City Service, and AOL.com as AOL deems appropriate in its editorial discretion (the "Promotions"). With respect to AOL.com, the AOL White Pages will be prominently featured on the AOL NetFind home page (which in turn will be prominently featured on the AOL.com homepage). If AOL.com is redesigned such that the placement described in the preceding sentence is changed, AOL will provide the AOL White Pages with equivalent promotions after such redesign. The specific form, placement, duration, and nature of, and Content to be contained within the Promotions will be as determined by AOL in its discretion; provided that AOL will consult with InfoSpace on these Promotions, which will include appropriate placement on AOL

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* Confidential Treatment Requested.

"[*]" = omitted, confidential material, which material has been separately filed with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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NetFind and the Research & Learn Channel on the AOL Service and similar placement in the event of a redesign of the AOL Service. Notwithstanding the foregoing, AOL shall have the right to delay the launch of the AOL White Pages for a period of time not to exceed sixty days from November 1, 1998 (unless further delay is a result of a failure by InfoSpace to deliver the AOL White Pages accepted by AOL pursuant to Section 3.2 below), provided that should AOL choose to delay the launch of the AOL White Pages, the Term shall be extended for a period of time equal to the amount of time that the launch was delayed (and the Quarters of the Term shall be adjusted accordingly), unless further delay is a result of a failure by InfoSpace to deliver the AOL White Pages accepted by AOL pursuant to Section 3.2 below.

     1.2.  INFOSPACE PROMOTION OF AOL WHITE PAGES AND AOL.

     InfoSpace shall promote AOL and AOL products as set forth in detail on Exhibit B. In no event shall InfoSpace promote the Public InfoSpace Site or any other Interactive Site on the AOL White Pages, or otherwise promote the Public InfoSpace Site or any Interactive Site in promotions targeted specifically to AOL Users or AOL Members, provided however that InfoSpace "house ads" shall be permitted subject to the provisions of Section 4.6 and to the extent consistent with the other restrictions and limitations outlined in Section 4 hereof, including without limitation the restrictions relating to the promotion of, and the directing of traffic to, certain types of sites and content. In the event that a site which would otherwise qualify as an Interactive Site is a co-branded site or service with a party that would otherwise be a permissible advertiser hereunder, InfoSpace will not be prevented from promoting such site as if it were a third party advertisement; provided that InfoSpace will take reasonable measures on any such site promoted on the AOL White Pages to ensure that significant traffic from such site is not directed toward sites that contain content or services falling within the restrictions outlined in Section 4.

     1.3  KEYWORD.

     The keyword "White Pages" shall direct users of the AOL Service to the AOL White Pages.

     1.4.  SUSPENSION OF PROMOTIONS.

     Without limiting the remedies that AOL may have at law or equity, AOL's obligation to provide promotions for the AOL White Pages, and its exclusivity obligations pursuant to Section 5 hereunder, shall be suspended or reduced (in AOL's discretion) to the extent that (a) the AOL White Pages have not been accepted in accordance with Section 3 below, (b) the AOL White Pages are not in conformance with the Operating Standards outlined on Exhibit D and such nonconformance has not been

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cured by InfoSpace within five business days or such shorter period as is specified for such nonconformance as provided in Exhibit D (including without limitation such shorter service level response and workaround times provided for in Section 5 of Exhibit D), or (c) InfoSpace is otherwise in material breach of this Agreement and such breach has not been cured by InfoSpace pursuant to this Agreement.

2.   AOL WHITE PAGES SITE.

     2.1  DESIGN OF AOL WHITE PAGES.

     Except as otherwise specifically set forth herein, AOL shall determine the design, Look and Feel and Content of the AOL White Pages, including without limitation the user interface, search features, functionality, Content, navigational features, and branding; provided that, with respect to the search features and functionality, AOL shall conform to the Specifications (subject to AOL's ability to direct changes in such features and functionality as provided for elsewhere in this Agreement). AOL will consult with InfoSpace regarding such elements, provided that AOL will have final approval over all such elements in its discretion. InfoSpace will provide to AOL a comprehensive AOL White Pages including without limitation comprehensive national White Pages listings and the Content and services described on Exhibit C. InfoSpace will review, delete, edit, create, update and otherwise manage all Content and services available on or through the AOL White Pages in accordance with the terms of this Agreement. In no event shall InfoSpace sell, or offer for sale through the AOL White Pages, any Advertisements, products or services, whether through banner ads, sponsorships or any other vehicle, other than in accordance with the provisions of Section 4 below.

     2.2  PRODUCTION WORK.

     InfoSpace will be responsible for all production work associated with the AOL White Pages, including all related costs and expenses. InfoSpace shall make available to AOL an employee of InfoSpace who will be the project manager of the AOL White Pages, whose responsibilities will include, among other things, managing implementation of the transactions contemplated hereby and InfoSpace's relationship with AOL.

     2.3  COMMUNICATIONS; HOSTING.

     2.3.1  Except to the extent that AOL determines otherwise pursuant to this
Section 2.3, InfoSpace will be responsible for hosting and maintaining all pages of the AOL White Pages. InfoSpace will bear all costs necessary to comply with the operating standards set forth on Exhibit D and all communications costs and expenses associated with the AOL White Pages so as to maintain a level of speed and performance that is consistent with the other White Pages services on the internet as viewed through the

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AOL Service. To the extent necessary for InfoSpace to comply with the Agreement
(or as otherwise agreed by the Parties), InfoSpace will, at AOL's request, utilize a dedicated high speed connection to maintain quick and reliable transport of information to and from the InfoSpace data center and the Internet.

     2.3.2 AOL will have the option to host the AOL White Pages at a location of its choosing if (i) performance of the AOL White Pages is not among the top two sites in the white pages industry measured by security, speed and scalability or (ii) the AOL White Pages are otherwise not in conformance with the Operating Standards set out in Exhibit D. [*]

     2.3.3 AOL may determine to host the AOL white pages in its discretion, other than for reasons provided for in Section 2.3.2 above. [*].

     2.3.4 In the event that AOL determines to host the AOL White Pages pursuant to Section 2.3.2 or 2.3.3 above, InfoSpace will work with AOL to effect a quick and orderly hosting transition and, in the event that InfoSpace is not in material breach of this Agreement, AOL will make reasonable accommodation to InfoSpace in light of InfoSpace's contractual commitments in accomplishing a hosting transition hereunder (provided that InfoSpace will use best efforts to accomplish a quick and orderly transition and provided further that InfoSpace will not enter into arrangements preventing a quick and orderly transition.)

     2.3.5 Regardless of the hosting arrangement for the AOL White Pages, all pages of the AOL White Pages shall be resident on the "AOL.com" domain or other domain of AOL's choosing. The parties agree to cooperate in communicating with the Internet ratings agencies (e.g. Media Metrix) to facilitate appropriate "reach" recognition for InfoSpace from such agencies in light of its role in the AOL White Pages hereunder.

     2.4  USER INTERFACE.

     AOL shall control the user interface and Look and Feel of the AOL White Pages screens as provided in Section 2.1 above. The screens of the AOL White Pages shall be AOL branded, with InfoSpace Ingredient Branding reasonably acceptable to InfoSpace. AOL shall own all right, title, and interest in and to the Look and Feel of the AOL White Pages and any other copyrightable or trademarkable elements of the user interface of the AOL White Pages except for any elements thereof in which InfoSpace has prior rights. InfoSpace shall provide AOL with (a) a sample of the artwork necessary for the InfoSpace Ingredient Branding, and (b) a royalty-free, non-exclusive

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license to use such artwork and any trade names or trademarks incorporated therein in accordance with this Agreement for the duration of the Term, provided that such use shall be consistent with, and shall in no way diminish, InfoSpace's rights therein. AOL agrees to comply with any reasonable written InfoSpace policies and procedures on use of any such trade names or trademarks as InfoSpace may periodically provide. Any additional branding on the AOL White Pages, such as branding related to distribution partners, shall be in the discretion of AOL.

     2.5  INTEGRATION OF AOL NETWORK CONTENT.

     AOL shall have the exclusive right to place navigation links and dynamic links to AOL Network areas and/or content, and to integrate AOL Network content and programming (the above collectively, "AOL Programming") into the AOL White Pages. InfoSpace will provide a royalty-free, non-exclusive license to AOL during the Term to use InfoSpace's existing tools and tools which InfoSpace will develop, to facilitate management of the AOL Programming, including without limitation any dynamic links. Such tools shall be sufficient to enable AOL content producers to make remote changes to the programming links and other Content of the AOL White Pages without the intervention of InfoSpace or any AOL technical personnel. If conflicts arise between navigation and programming links placed by AOL and advertisements sold by InfoSpace, AOL and InfoSpace will cooperate to resolve such conflicts on a case by case basis.

     2.6  INTEGRATION OF AOL WHITE PAGES INTO AOL NETWORK.

     AOL shall have the right in its discretion to integrate the AOL White Pages into any portion of the AOL Network and InfoSpace shall work with AOL to provide for such integration. Such integration may include without limitation (i) placement in discreet portions of the AOL Network such as particular content brands of AOL; (ii) porting the AOL White Pages to additional platforms to which the AOL Network may extend such as (and without limitation) web tv and personal digital assistant operating systems and (iii) inclusion in third-party distribution arrangements which may involve further co-branding with a distribution partner as determined by AOL (and the parties understand that certain links, programming, Advertising inventory and other elements of the AOL White Pages may change according to the requirements and considerations in such different locations and platforms).

     2.7  TECHNOLOGY; FUNCTIONALITY.

     2.7.1 InfoSpace will ensure that the AOL White Pages will have performance, functionality and related tools consistent with Exhibit C and Exhibit E attached hereto, and which are as good as or better than any other White Pages or related directory site

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and any other Interactive Site, including without limitation any other White
Pages site owned or operated by InfoSpace or which uses InfoSpace technology (and such exhibits will be deemed amended accordingly). To the extent the AOL White Pages Content or functionality will, in AOL's good faith judgment, adversely affect in a technical way any operational aspect of the AOL Network, InfoSpace will consult with AOL and will use best efforts to address any such adverse affect. InfoSpace will regularly report to AOL technical staff regarding all development and implementation relating to the AOL White Pages and will provide no less than two weeks advance notice to AOL of any material change in AOL White Pages technology (including without limitation any changes in HTML technology) and will cooperate with AOL during such two week period so that AOL may run QA testing prior to implementation of such changes. AOL reserves the right to review and test the AOL White Pages from time to time (but no more than twice in any 12 month period provided that additional reviews may occur in connection with any significant change in InfoSpace technology or in connection with a specific performance issue) to determine performance, functionality and whether the site is compatible with AOL Service's then-available client and host software and the AOL Network. At AOL's request, any such review and test may be completed at InfoSpace's premises after reasonable advance notice by AOL, and shall be conducted during reasonable business hours. InfoSpace will ensure that the AOL White Pages will have the highest quality, comprehensive listings data which shall be updated no less than once per month.

     2.7.2 InfoSpace will provide AOL with substantial input into White Pages product plans and AOL will have the right to direct reasonable additions and/or changes to functionality and performance of the AOL White Pages. Without limiting the generality of the foregoing and consistent with Exhibit E, at AOL's option, InfoSpace will integrate AOL Member directory, AOL Instant Messenger, AOL home page, and other AOL products, directories and functionalities into the AOL White Pages (and the Specifications shall be deemed amended accordingly).
In addition, InfoSpace will provide AOL at its reasonable request additional fields in the AOL White Pages database, which AOL may populate. To the extent that the cost of any custom development at the direction of AOL (which shall not include any functionality or development outlined in Exhibit C or the Specifications, unless noted as custom development on the Specifications) is beyond the reasonable costs associated with the day to day running, maintenance, updating and upgrading (as may be required consistent with Section 2.7.1 above or to maintain the Operating Standards outlined in Exhibit D) of the AOL White Pages, AOL will reimburse InfoSpace for its direct costs of such development (excluding allocations of general overhead). Also at AOL's direction, InfoSpace will integrate into the AOL White Pages any white pages and related functionality on any other Interactive Site (but excluding custom development done for a particular Interactive Site which is cobranded with a third party and which is deployed

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only on such site), without additional cost to AOL. In the event that InfoSpace desires to use any third party with respect to the fulfillment of its custom development obligations, InfoSpace must first receive AOL's written approval, and further, InfoSpace will use best efforts to keep any third party costs to a minimum. In no event shall AOL be required to share in development costs (i) in connection with implementing an Advertising sale or other revenue opportunity under which InfoSpace will receive revenue share, (ii) in implementing development or functionality which will not be exclusive to the AOL White Pages and (iii) in connection with the integration into the AOL White Pages of AOL member directories, AOL Instant Messaging technology (or other similar technology), or home pages and/or home page directories.

     2.8  EMAIL DIRECTORY.

     InfoSpace will continue to use commercially reasonable best efforts to increase the quality and robustness of its Email directory product as soon as reasonably practicable. Among other measures to accomplish such increase, InfoSpace will integrate names and addresses from usenet groups and other sources into its Email directory. InfoSpace will consult and work with AOL in this process.

     2.9  OPERATING STANDARDS.

     InfoSpace will ensure that the AOL White Pages complies with the operating standards set forth in Exhibit D. To the extent operating standards are not established in Exhibit D with respect to any aspect or portion of the AOL White Pages (or the Products or other Content contained therein), InfoSpace will provide such aspect or portion at a level of accuracy, quality, completeness, and timeliness which are consistent with prevailing interactive White Pages industry standards.

     2.10  USER DATA.

     2.10.1 InfoSpace shall provide to AOL on at least a monthly basis with all information collected by InfoSpace through and in relation to usage of the AOL White Pages by AOL Users ("Usage Data") in a form as reasonably requested by AOL. To the extent reasonably feasible, and at minimum with respect to basic AOL White Pages traffic information, InfoSpace shall provide real time reporting of Usage Data to AOL through an internet site accessible by AOL. InfoSpace shall not use Usage Data, or communicate Usage Data to any third party, for any purpose other than as specifically agreed to in writing by AOL.

     2.10.2 InfoSpace acknowledges and agrees that AOL shall own all right, title and interest in and to all User Data and InfoSpace shall keep any and all User Data in a database separate and apart from any other data and shall ensure that such data is not combined with any other data and does not appear on or in conjunction with any other

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Interactive Site. Further, InfoSpace will institute security measures to ensure the integrity and safety of the User Data.

     2.10.3 Upon any termination or expiration of this Agreement, AOL will have the right to extract all User Data gained or obtained by InfoSpace and port it to another database or third party vendor of AOL's choosing and InfoSpace will work with AOL to facilitate such extraction and porting and InfoSpace will have no further rights in and to such User Data. [*].

     2.11  AOL WHITE PAGES PERFORMANCE.

     2.11.1 For the purposes of this Section, an "Event of Suspension" shall mean a suspension or significant reduction by AOL in the promotion of the AOL White Pages hereunder due to the fault of InfoSpace resulting in the unavailability of the AOL White Pages or as AOL otherwise is entitled to effect due to a material breach of a provision of the Agreement by InfoSpace. After initial commercial launch of the AOL White Pages on the AOL Service, if during a Quarter there are Event(s) of Suspension for an aggregate period exceeding eighteen (18) hours, thereafter in such Quarter, for each additional twenty-four
(24) hour period in the aggregate for which there is an Event of Suspension (as notified by AOL in writing to InfoSpace), AOL will be deemed for the purposes of this Agreement (and specifically for the purposes of calculating Searches which count toward the Targets in Sections 6.1.3, 6.10.2, and 7.9 below) to have provided [*] Searches for the AOL White Pages for each such twenty-four (24) hour period, or a prorated portion of such amount of Searches for any lesser such period in the aggregate.

     2.11.2 In the event that AOL terminates this Agreement due to a material breach by InfoSpace, for the purposes of Section 7.9 below AOL will be deemed as of such termination to have provided [*]. Searches for the AOL White Pages, whether or not such number of Searches has actually been achieved to that point.

3.   DELIVERY AND TESTING.

     3.1  DEVELOPMENT.

     InfoSpace will develop and test the AOL White Pages according to the specifications attached hereto as Exhibit E (the "Specifications"). InfoSpace shall bear all costs related to any development and testing conducted by InfoSpace.

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     3.2  DELIVERY AND TESTING.

     InfoSpace shall deliver the AOL White Pages meeting the Specifications no later than two weeks following the Effective Date hereof. Such delivered AOL White Pages (the "Delivered Site") shall be subject to acceptance by AOL based on satisfaction of such tests performed and as AOL will reasonably construct in order to determine whether the Delivered Site meets the Specifications. AOL shall perform such tests, and in the event the Delivered Site fails such acceptance testing, AOL will provide InfoSpace with a reasonably detailed written description of such failure within 15 business days of its receipt of the Delivered Site. The Delivered Site will be deemed accepted by AOL if AOL does not timely provide such notice of failure under this Section 3.2.
InfoSpace will correct any such failure and submit the AOL White Pages to AOL for re-testing within 10 business days after receipt of AOL's description of testing failure. This process will be repeated until the Delivered Site is accepted in writing by AOL (the date of such acceptance referred to at the "Acceptance Date"). The failure by InfoSpace to deliver the AOL White Pages according to the Specifications and accepted by AOL after three submissions of the Delivered Site under the procedure above may be treated by AOL as a material breach of this Agreement.

4.   ADVERTISING

     4.1  SALES.

     As between the Parties, except as provided in Sections 4.2, 4.3, and 4.4 below, InfoSpace shall have the first right to sell Advertisements within the AOL White Pages; provided however, that the parties will meet periodically in good faith to determine an Advertising plan acceptable to both parties and InfoSpace will use reasonable efforts otherwise to coordinate with AOL on the sale of Advertisements and the selection of partners and provided further that AOL shall have the right to approve in its discretion any third party InfoSpace desires to use to sell ads into the AOL White Pages. For the purposes of this Agreement, "Advertisements" shall mean banner advertisements, anchor tenancies, sponsorships, e-commerce promotion and all other types of advertisements and other revenue generating partnerships and/or relationships with third parties directly on the AOL White Pages. All Advertisements sold by InfoSpace shall comply with AOL's then standard advertising policies and reasonable updates thereto which shall be made available by AOL to InfoSpace. In addition, the inventory and layout of Advertisements on the AOL White Pages will be in AOL's discretion consistent with the user interface and look and feel of the AOL White Pages; provided however that AOL will consult with InfoSpace regarding such inventory and layout which will be consistent with the goal of providing significant Advertisement opportunities through the AOL White Pages. Currently (and subject to change consistent with this Agreement), the parties expect the Advertisement inventory on the search screen and

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results pages of the AOL White Pages to approximate that appearing on Exhibit F attached hereto. All Advertisement sales by InfoSpace on the AOL White Pages shall adhere to a rate card to be mutually agreed to by the Parties. With respect to ads sold by AOL hereunder, AOL shall have the right to serve such ads through AOL's ad servers or other ad servers as determined by AOL.

     4.2  PREFERRED CATEGORIES.

     Anything contained in this Agreement to the contrary notwithstanding, AOL shall have the first right to sell into the "Preferred" categories listed on Exhibit G hereto. In the event that InfoSpace informs AOL in writing that it wishes to sell Advertisements in a Preferred category, AOL will have 60 days from receipt of such notice to negotiate the sale of Advertisements to a partner of its choice in the named category. If AOL does not enter into such an Agreement within the 60 day period, InfoSpace shall have the right to sell Advertisements to a third party on the AOL White Pages in the named Preferred category; provided however, that InfoSpace will use reasonable efforts to accommodate any concerns expressed by AOL regarding Preferred category partners InfoSpace may be considering and will work with AOL in the event that AOL informs InfoSpace of the potential to sell Advertising in the Preferred category to an existing AOL partner or other partner preferred by AOL. AOL may remove categories from the list of Preferred categories by written notice to InfoSpace, in which case such categories will then become subject to the provisions of
Section 4.1 above. AOL shall have the right to add a reasonable number of additional categories to be included in the Preferred categories by written notice to InfoSpace (provided that an addition of a Preferred category shall not effect contractual advertising obligations entered into by InfoSpace in such category prior to its designation by AOL as Preferred, except that InfoSpace will thereafter use reasonable efforts to honor such Preferred designation as soon after such designation as reasonably possible).

     4.3  EXCLUSIVE CATEGORIES.

     Anything contained in this Agreement to the contrary notwithstanding, AOL shall have the exclusive right, and will use commercially reasonable efforts to sell in the "Exclusive" categories listed on Exhibit G hereto in the AOL White Pages. InfoSpace shall not, without the prior written approval of AOL, sell any Advertisement on the AOL White Pages in any of the Exclusive categories. AOL may remove categories from the list of Exclusive categories by written notice to InfoSpace, in which case such categories will then become subject to the provisions of Section 4.1 above. AOL shall have the right to add a reasonable number of additional categories to be included in the Exclusive categories by written notice to InfoSpace (provided that an addition of an Exclusive category shall not effect contractual advertising obligations entered into by InfoSpace in such category prior to its designation by AOL as Exclusive, except that

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InfoSpace will thereafter use reasonable efforts to honor such Exclusive designation as soon after such designation as reasonably possible).

     4.4  LOCAL BANNER.

     At AOL's discretion, a local advertising banner will appear on each search and results screen of the AOL White Pages. Such local banner will be controlled and sold exclusively by DCI. By mutual agreement, the Parties may determine to place a local ad banner to be sold exclusively by DCI on other Interactive Sites.

     4.5  PROHIBITED ADVERTISEMENTS.

     In no event shall InfoSpace make any Advertisement in the AOL White Pages for any Internet Service Provider, yellow pages or white pages service, classifieds service, newspaper (whether or not a newspaper has an online presence), search engine or other online search or directory service, online communications product such as instant messaging, e-mail, or chat, or a horizontal aggregator of third party interactive content or services (which shall not include an aggregator of content in a single subject area). Further, InfoSpace shall not display on the AOL White Pages any Advertisements or other promotions for any product or service which offers the ability to create or host web pages (such as GeoCities or Primehost). In addition, InfoSpace shall not sell exclusivities in the AOL White Pages without the prior approval of AOL.

     4.6  HOUSE AND BARTER ADVERTISEMENTS.

     The Parties agree that no more than [*] percent of the Advertising inventory on the AOL White Pages may be taken up by barter advertising. In any Year of the Term, AOL shall be entitled to [*] percent of any Unsold Advertising Inventory (including all house ads and barter inventory). For the purposes hereof, "Unsold Advertising Inventory" shall mean advertising inventory that is not sold to a third party. InfoSpace may use its [*]% of Unsold Advertising Inventory for house ads as long as the house ads are consistent with the other terms of this agreement, including without limitation Section 1.2, the provisions relating to prohibited advertisements in Section 4.5, and the provisions regarding Exclusive and Preferred Categories in Sections 4.2 and 4.3.

5.   AOL EXCLUSIVITY OBLIGATIONS.

     Beginning on the later of the Commercial Launch Date and the actual date of commercial launch of the AOL White Pages on the AOL Service (such later date, the

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"Exclusivity Date"), the AOL White Pages will be the exclusive comprehensive, national White Pages (the "Exclusive Product") which is expressly promoted and integrated by AOL within the AOL Service, AOL.com and the Digital City Service during the Initial Term and the Extension, if applicable. Notwithstanding the foregoing, it is expressly understood by the Parties hereto that the foregoing exclusivity shall not apply to any [*] services (or other services[*]). If a third party is a provider of the Exclusive Product, but also is a provider of other content and services, the exclusivity granted to InfoSpace hereunder shall only apply to the marketing and promotion by AOL of the Exclusive Product by such third party. Notwithstanding anything to the contrary in this Section 5, no provision of this Agreement will limit AOL's ability (on or off the AOL Network, including without limitation the Digital City Service) to (i) undertake activities or perform duties pursuant to existing arrangements with third parties [*]; (ii) sell standard advertising (e.g., banners, buttons, links, but specifically excluding sponsorship or any other type of preferred promotional positions) to any party [*]; (iii) maintain and promote one or more areas of classified advertisements, (iv) offer a third party's [*] to [*] Members [*],
(v) maintain and promote any business listings (including, without limitation any yellow pages listings and/or business white pages listings), (vi) offer [*] directories [*], (vi) integrate alternate White Pages in conjunction with distribution arrangements with third party distribution partners, provided that such directories appear only in conjunction with versions of the AOL Service, AOL.com or the Digital City Service offered through such third party distribution partners.

6.   PAYMENTS; REPORTS.

     6.1  CASH PAYMENTS BY INFOSPACE.

     6.1.1 For the Initial Term, InfoSpace shall make cash payments to AOL as follows (which payments shall be subject to vesting as provided in Section 6.1.3 below):

          (a) In the first Year of the Term, [*] Dollars ($[*]) payable in equal quarterly installments in advance within 5 business days of the beginning of each Quarter in such Year; provided that the payment for the first such Quarter shall be made in two equal installments with the first installment due and payable within 5 business days of the Effective Date and the second installment due and payable on November 1, 1998 (or on the date of commercial launch of the AOL White Pages on the AOL Service if such launch is delayed due to the fault of AOL);

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          (b)  In the second Year of the Term, [*] Dollars ($[*]) payable in equal quarterly installments in advance within 5 business days of the beginning of each Quarter in such Year.

          (c) In the third Year of the Term, [*] Dollars ($[*]) payable in equal quarterly installments in advance within 5 business days of the beginning of each Quarter in such Year.

     6.1.2 In the event that AOL exercises its option to renew this Agreement for the Extension as provided in Section 7.2 below, InfoSpace shall pay to AOL an additional cash payment of [*] Dollars ($[*]) payable in equal quarterly installments in advance within 5 business days of the beginning of each Quarter in such Year.

     6.1.3 The quarterly payments under this Section 6.1 above shall be subject to vesting as follows: In each Quarter the entire amount of the quarterly payment pursuant to this Section 6.1 above shall vest immediately upon the achievement of the AOL White Pages of at least [*] Searches (for the purposes of this Section 6.1.3, the "Target") for such Quarter (which calculation shall be subject to the provisions of Section 1.4.2 above, if applicable). In the event that AOL does not reach the Target in a given Quarter, AOL shall refund to InfoSpace the entire amount of the quarterly payment for such quarter (paid in advance by InfoSpace to AOL) and such quarterly payment for such Quarter shall be forfeited.

     6.1.4 In the event of a termination by AOL due to a material breach by InfoSpace under Section 2.11.2, if applicable AOL will return portions of the aggregate cash payments actually made by InfoSpace to AOL under this Section 6.1 so that InfoSpace will have effectively paid AOL $[*] per Year for the Term under Section 6.1, prorated for any partial Year in the Year of termination.

     6.2  REVENUE SHARE.

     The Parties will share Revenues as follows:

     6.2.1 In the first Year of the Term: (i) for so long as amounts to InfoSpace in respect of Revenues hereunder are less than $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of such Revenues; (ii) after amounts to InfoSpace in respect of Revenues hereunder reach $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of such Revenues.

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     6.2.2  In the second Year of the Term: (i) for so long as amounts to
InfoSpace in respect of Revenues hereunder in the second Year of the Term are less than $[*] and total amounts to InfoSpace in respect of Revenues hereunder are less than $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of Revenues; (ii) after either amounts to InfoSpace in respect of Revenues hereunder in the second Year of the Term reach $[*] or total amounts to InfoSpace in respect of Revenues hereunder reach $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of such Revenues.

     6.2.3 In the third Year of the Term: (i) for so long as amounts to InfoSpace in respect of Revenues hereunder in the second Year of the Term are less than $[*] and total amounts to InfoSpace in respect of Revenues hereunder are less than $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of Revenues; (ii) after either amounts to InfoSpace in respect of Revenues hereunder in the third Year of the Term reach $[*] or total amounts to InfoSpace in respect of Revenues hereunder reach $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of such Revenues.

     6.2.4 In the event that AOL exercises its option to extent the Agreement through the Extension, in the Extension Year: (i) for so long as amounts to InfoSpace in respect of Revenues hereunder in the Renewal Term are less than $[*] and total amounts to InfoSpace in respect of Revenues hereunder are less than $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of Revenues; (ii) after either amounts to InfoSpace in respect of Revenues hereunder in the Renewal Term reach $[*] or total amounts to InfoSpace in respect of Revenues hereunder reach $[*], InfoSpace shall receive [*] percent and AOL shall receive [*] percent of such Revenues.

     6.2.5 During any Renewal Term, if any, InfoSpace shall receive [*] percent and AOL shall receive [*] percent of Revenues hereunder.

     6.3  LOCAL BANNER REVENUE.

     Notwithstanding anything in this Section 6 above to the contrary, during the Term any Revenue from the sale of the Local Banner described in Section 4.4 will be divided [*] by the parties without regard to any revenue targets or hurdles. With respect to local advertising inventory under this Agreement, the Parties agree that with respect to such local inventory only, in the event that DCI reasonably determines that it is operationally too difficult to work based on the advertising revenue splits described in Sections 6.2 and 6.3 above, then the Parties will determine a reasonable advertising

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inventory split to replace the applicable advertising revenue split which approximates the results from such advertising revenue split.

     6.4  SALES BY AOL IN PREFERRED AND EXCLUSIVE CATEGORIES.

     Notwithstanding anything in this Section 6 above to the contrary, during the Term any Revenue from the sale by AOL of advertisements on the AOL White Pages in the Preferred and Exclusive categories described in Sections 4.2 and
4.3 above will be divided [*] by the parties without regard to any revenue targets or hurdles.

     6.5  ALTERNATIVE REVENUE STREAMS.

     In the event InfoSpace desires to receive, directly or indirectly, any compensation in connection with the AOL White Pages other than advertising revenues or transaction revenues obtained through Advertisements (including without limitation any premium service charges) (collectively, "Alternative Revenue Streams"), InfoSpace will promptly inform AOL, and the Parties will negotiate in good faith regarding whether InfoSpace will be permitted to establish such Alternative Revenue Stream through the AOL White Pages. In the event that AOL amounts owed hereunder not paid within thirty (30) days of the date when due and payable will bear interest from such later date at the rate of 15% per year, or the highest legally permissible rate below 15%.

     6.7  INFOSPACE REPORTS.

     InfoSpace shall provide on a regular basis (at least monthly overall, and at least weekly with respect to Searches achieved by the AOL White Pages) detailed click-through, CPM, page view, search, visit, registration, unique user, and other usage information and analysis for the AOL White Pages in such form as may be reasonably agreed to by the Parties. InfoSpace shall provide AOL with access to such data in electronic form. In addition, InfoSpace will provide to AOL at least quarterly a detailed revenue report regarding the AOL White Pages and a detailed advertising report with respect to the AOL White Pages showing the number of advertisers, a full accounting of sold and unsold inventory including without limitation house and barter ads, consideration received from advertisers and, if part of a larger InfoSpace deal involving the AOL White Pages and other sites, how the total revenue in such deal was allocated. InfoSpace will also provide AOL in a timely manner information regarding InfoSpace requested by AOL (which requests shall be occur no more than once per Quarter) which is reasonably necessary to value the Warrants which vest quarterly during the Term as provided under Section 6.10 below.

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     6.8  AOL REPORTS.

     AOL and DCI will provide InfoSpace with at least a quarterly revenue report regarding the sale of Advertising by AOL on the AOL White Pages hereunder in form to be reasonably agreed to by the Parties such that such reports are sufficient to determine AOL's Revenue obligations hereunder.

     6.9  AUDITING RIGHTS.

     InfoSpace and AOL will each maintain complete, clear and accurate records of all expenses, revenues and fees in connection with the performance of this Agreement. For the sole purpose of ensuring compliance with this Agreement, each of AOL and InfoSpace will have the right, at its expense, to direct an independent certified public accounting firm to conduct a reasonable and necessary inspection solely of portions of the books and records of the other Party which are relevant to such Party's performance pursuant to this Agreement; provided, however, that neither Party shall not have the right to perform more than one (1) such audit in any six month period. Any such audit may be conducted after twenty (20) business days prior written notice

     6.10  WARRANTS.

     6.10.1 GRANT AND VESTING OF WARRANTS. InfoSpace shall, within 30 days of the Effective Date, grant to AOL warrants (the "Warrants") for the right to purchase shares of Stock representing [*] Percent ([*]%) of the fully diluted equity securities of InfoSpace (including without limitation all warrants, debt and other instruments convertible into equity of InfoSpace, and all options, including any options reserved for grant whether or not currently granted), on an as converted basis as of the Effective Date. The Warrants shall be at a price per share which is equal to Six Dollars ($6.00) per share (the "Warrant Price") (as may be split or reverse split adjusted as appropriate). For the purposes of this Agreement, the term "Stock" shall mean the common or preferred stock of InfoSpace carrying the most preferential rights, preferences and privileges of any stock issued by InfoSpace in the last prior round of InfoSpace financing (including without limitation, voting, registration and conversion rights).

     6.10.2 VESTING. The Warrants shall vest quarterly as follows: Warrants to purchase [*]% of the Stock of InfoSpace shall vest in each Quarter of the Initial Term and the Extension in which the AOL White Pages achieves at least [*] ([*]) Searches (for the purposes of this Section 6.10.2, the "Target"), which Warrants shall vest

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immediately upon reaching such Target (the calculation of which shall be subject to the provisions of Section 1.4.2 above, if applicable). In the event that AOL does not reach the Target in a given Quarter, such Warrants for [*]% of the Stock of InfoSpace shall not vest and shall be forfeited by AOL.

     6.10.3 CONVERSION OF WARRANTS. If InfoSpace engages in a merger or consolidation of InfoSpace into or with, or sale of all or substantially all of its assets to, another entity (the "Acquiring Entity"), then immediately upon the occurrence of such event (of which InfoSpace will give AOL at least 30 days written notice), AOL will be entitled to exchange the Warrants (whether vested or unvested at the time of such occurrence) for equivalent Warrants in the Acquiring Entity subject to the same terms and conditions (including without limitation the provisions regarding vesting) of the Warrants hereunder.

     6.10.4  EXPIRATION OF WARRANTS.  The Warrants shall expire on the date ten
(10) years from the Effective Date.

     6.10.5 OTHER TERMS AND CONDITIONS. In addition to other standard rights and privileges for the Warrants (and the corresponding Stock), AOL shall be entitled to the most favorable antidilution protection and registration rights granted to any shareholder or warrant holder of InfoSpace in the last prior round of InfoSpace financing, up to four (4) S-3 registrations of Stock at AOL's request and to exercise the Warrants through a cashless net issuance of shares.

     6.10.6 PRINCIPAL TERMS. The provisions of this Section 6.7 contain all of the principal and essential terms and conditions of the Warrants and the Warrants shall be issued consistent with such terms in a final form reasonably acceptable to both Parties.

7.   TERM; RENEWAL; TERMINATION.

     7.1  TERM.

     Unless earlier terminated as set forth herein, the initial term of this Agreement will run from the Effective Date through the date which is three (3) years from November 1, 1998 (the "Initial Term").

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     7.2  EXTENSION OPTION.

     AOL shall have the right, in its discretion, to renew this Agreement on the terms provided for herein for an additional one-year period (the "Extension") by giving written notice to InfoSpace thirty (30) days prior to the end of the Initial Term.

     7.3  RENEWAL.

     Upon conclusion of the Initial Term and, if applicable, the Extension, AOL will have the right to renew the Agreement for up to three successive one-year renewal terms (each a "Renewal Term" and together with the Initial Term and, if applicable, the Extension, the "Term") by providing InfoSpace with notice of AOL's intention to renew the Agreement for a subsequent Renewal Term no later than thirty (30) days prior to the commencement of such Renewal Term. During any such Renewal Term: (i) InfoSpace will not be required to pay any guaranteed, fixed payment or perform any cross-promotional obligations other than those determined by AOL on the AOL White Pages itself; (ii) AOL can, at its election, sell all advertising inventory on the AOL White Pages; and (iii) AOL will be released from any exclusivity obligations and promotional/placement obligations herein; provided that (iv) for so long as AOL may elect to maintain the exclusivity commitments contained herein during a Renewal Term, InfoSpace will continue to perform all of its cross promotional obligations hereunder. AOL's right to renew will apply in connection with (a) an expiration of the Initial Term, the Extension, or any Renewal Term and (b) any other termination of the Agreement. Except as specifically set forth in this Section 7.3 above, all terms and conditions of this Agreement shall remain in full force and effect during each Renewal Term.

     7.4  AOL TERMINATION OPTION.

     AOL shall have the right in its discretion (i) at any time after the date which is 18 months from the Effective Date and/or (ii) at any time within thirty days of any purchase by AOL of any third party provider of interactive White Pages services, to terminate this Agreement by providing 30 days written notice to InfoSpace of such termination and paying to InfoSpace a [*] Dollar ($[*]) termination fee. In the event of any such termination, in addition to any other amounts payable hereunder, AOL will also refund to InfoSpace a pro-rata portion of the guaranteed payment made by InfoSpace to AOL under Section 6.1 above for the Quarter in which the termination occurs (to the extent that such payment has already been made to AOL by InfoSpace).

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     7.5  TERMINATION FOR BREACH.

     Either Party may terminate this Agreement at any time in the event of a material breach of the Agreement by the other Party which remains uncured after thirty (30) days written notice thereof to the breaching Party (or such shorter period as may be specified elsewhere in this Agreement).

     7.6  TERMINATION FOR BANKRUPTCY/INSOLVENCY.

     Either Party may terminate this Agreement immediately following written notice to the other Party if the other Party (i) ceases to do business in the normal course, (ii) becomes or is declared insolvent or bankrupt, (iii) is the subject of any proceeding related to its liquidation or insolvency (whether voluntary or involuntary) which is not dismissed within ninety (90) calendar days or (iv) makes an assignment for the benefit of creditors.

     7.7  CONSEQUENCES OF TERMINATION.

     Upon any termination of this Agreement, (i) each Party will pay to the other any fees, reimbursable expenses, compensation or other amounts payable to such Party (provided such amounts are not otherwise in dispute), prior to the date of termination of this Agreement; and (ii) any and all liabilities accrued by either Party prior to the date of termination of this Agreement will survive.

     7.8  RIGHT OF FIRST NEGOTIATION; CHANGE OF CONTROL.

     AOL shall have the right of first negotiation on any sale of a controlling interest in InfoSpace or other merger, asset sale or other disposition which effectively results in such a change of control in InfoSpace (each a "Disposition") as follows: In the event that InfoSpace receives an unsolicited proposal, or InfoSpace determines to solicit proposals or otherwise enter into discussions which would result in a Disposition, then InfoSpace shall give written notice to AOL of such occurrence (a "Disposition Notice"), AOL shall have seven (7) days after receipt of such Disposition Notice to provide notice to InfoSpace in writing (a "Negotiation Notice") of its desire to negotiate in good faith with InfoSpace regarding a Disposition involving AOL. In the event that AOL does not deliver such Negotiation Notice within 7 days of receipt of a Disposition Notice, InfoSpace will be free to negotiate with a third party regarding a Disposition. In the event that AOL delivers a Negotiation Notice to InfoSpace within 7 days of AOL's receipt of Disposition Notice, then InfoSpace will negotiate exclusively and in good faith with AOL regarding a Disposition for the 30 day period ending 30 days from the date of receipt by AOL of the Disposition Notice. If after such 30 day period, AOL and InfoSpace cannot in good faith come to terms regarding a Disposition of InfoSpace, InfoSpace will be free to negotiate with a third party regarding a Disposition. In the

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event that a Disposition does not occur within five (5) months from the date of a Negotiation Notice delivered by InfoSpace to AOL, then the right of first negotiation process described in this Section 7.8 above will again apply as if no such original Negotiation Notice had been delivered to AOL. No Disposition which occurs in violation of the process outlined above shall be valid. Upon any Disposition other than to AOL, InfoSpace shall provide written notice to AOL of such Disposition and AOL shall have the right within 30 days of receipt of such notice, in AOL's sole discretion, to terminate this Agreement upon thirty (30) days written notice to InfoSpace. For purposes of Section 2.11.2 only, such termination shall be deemed to be a termination due to a material breach by InfoSpace.

     7.9  PENALTY FOR NONPERFORMANCE.

     Subject to the terms of Section 2.11.2, in the event that the AOL White Pages has not achieved a total of [*] million ([*]) Searches (the calculation of which shall be subject to the provisions of Section 2.11 above, if applicable) prior to (i) the expiration of the Term (including, if applicable, the Extension) or (ii) any earlier termination of this Agreement by AOL, then AOL will make a cash penalty payment to InfoSpace equal to [*] Dollars ($[*]).

8.   LOCAL DISTRIBUTION

     The parties have discussed an arrangement under which InfoSpace would provide certain distribution to CDI city guides on the Public InfoSpace Site and certain other Interactive Sites and DCI would provide certain distribution to InfoSpace city guides on the Digital City Service. The Parties shall not be bound to specific terms of such an arrangement under this Section 8, but agree to negotiate in good faith to work out an agreement on specific terms within 60 days of the Effective Date. InfoSpace agrees not to enter serious and ongoing negotiations with other city guide providers for distribution on Interactive Sites during such 60-day period.

9.   STANDARD TERMS

     The Standard Online Commerce Terms & Conditions set forth in Exhibit H attached hereto and Standard Legal Terms & Conditions set forth on Exhibit I attached hereto are each hereby made a part of this Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the Effective Date.

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AMERICA ONLINE, INC.                       INFOSPACE, INC.

By: /s/ David M. Colburn                   By: /s/ Naveen Jain
    --------------------------------           --------------------------------
Print Name: David M. Colburn               Print Name: Naveen Jain
            ------------------------                   ------------------------
Title: SVP Business Affairs                Title: President & CEO
       -----------------------------              -----------------------------


DIGITAL CITY, INC.

By: /s/ Paul Di Benedictis
    --------------------------------
Print Name: Paul Di Benedictis
            ------------------------
Title: President
       -----------------------------

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                                   EXHIBIT A

                                  DEFINITIONS

     The following definitions will apply to this Agreement:

     ADDITIONAL INFOSPACE CHANNEL. Any third-party distribution channel (e.g., an Interactive Service) through which a version or portion of the AOL White Pages or any Interactive Site (or, in each case, any of the Products or other Content contained therein) is made available.

     ADVERTISEMENTS.  See Section 3.1.

     AOL. "AOL" shall have the meaning indicated in the introductory paragraph of this Agreement, provided however that where "AOL" is referenced with respect to provisions of this Agreement outlining, privileges, rights and duties, "AOL" shall refer to America Online, Inc. with respect to the AOL Network and DCI with respect to the Digital City Service.

     AOL WHITE PAGES. A White Pages site which shall include the Content and functionality which is the subject of this Agreement pursuant to Section 2 of this Agreement.

     AOL LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with Interactive Sites within the AOL Service or AOL.com.

     AOL MEMBER. Any authorized user of the AOL Network, including any sub-accounts using the AOL Network under an authorized master account.

     AOL NETWORK. (i) The AOL Service, (ii) AOL.com and (iii) any other product or service owned, operated, distributed or authorized to be distributed by or through AOL or its affiliates or distribution partners worldwide (including without limitation those properties excluded from the definitions of the AOL Service or AOL.com).

     AOL SERVICE. The standard, narrow-band U.S. version of the America Onlinea brand service [*].

     AOL USER.  Any person or entity who enters the AOL White Pages.

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     AOL.COM.  AOL's primary Internet-based Interactive Site marketed under the
"AOL.COM(TM)" brand [*].

     CONFIDENTIAL INFORMATION. Any information relating to or disclosed in the course of the Agreement, which is or should be reasonably understood to be confidential or proprietary to the disclosing Party, including, but not limited to, the terms of this Agreement, information about AOL Members and InfoSpace's business relationships with third parties including, without limitation, advertisers, suppliers and users, technical processes and formulas, source codes, product designs, sales, cost and other unpublished financial information, product and business plans, projections, and marketing data. "Confidential Information" will not include information (a) already lawfully known to or independently developed by the receiving Party, (b) disclosed in published materials, (c) generally known to the public, or (d) lawfully obtained from any third party.

     CONTENT. Information, materials, features, Products, advertisements, promotions, links, pointers and software, including any modifications, upgrades, updates, enhancements and related documentation.

     DIGITAL CITY SERVICE. The standard, narrow-band U.S. version of the Digital City brand service on the World Wide Web and on the AOL Service, specifically excluding (a) Any other DCI Interactive Site, (b) any international versions of the Digital City brand service, (c) any independent product or service offered by or through the U.S. version of the Digital City brand service, (d) any programming or Content area offered by or through the U.S. version of the Digital City brand service over which DCI does not exercise complete operational control (including, without limitation, content areas controlled by other parties and member-created content areas), (e) any programming or Content area offered by or through the U.S. version of the Digital City brand service which is a branded subservice of such service, (f) any yellow pages, white pages, classifieds or other search, directory or review services or content offered by or through the U.S. version of the Digital City brand service, (g) any property, feature, product or service which DCI or its affiliates may acquire subsequent to the Effective Date and (h) any other version of a Digital City service which is materially different from the narrow-band U.S. version of the Digital City brand service, by virtue of its branding, distribution, functionality, Content and services, including, without limitation, any cobranded versions and any version distributed through any broadband distribution platform or through any platform or device other than a desktop personal computer.

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     INFOSPACE'S INGREDIENT BRANDING.  Ingredient branding consisting of
"powered by InfoSpace", or some equivalent branding, in a secondary position to the AOL branding.

     INTERACTIVE SERVICE. Any entity that offers online or Internet connectivity (or any successor form of connectivity), aggregates and/or distributes a broad selection of third-party interactive Content, or provides interactive navigational services [*].

     INTERACTIVE SITE. Any interactive site or area (other than the AOL White Pages) which is managed, maintained or owned by InfoSpace or its agents or to which InfoSpace provides and/or licenses information, content or other materials (the "Licensed Material") and the Uncensored Material represents a significant portion of the content of such site, including, by way of example and without limitation, (i) an InfoSpace site on the World Wide Web portion of the Internet or (ii) a channel or area delivered through a "push" product such as the Pointcast Network or interactive environment such as Microsoft's proposed "Active Desktop."

     LOOK AND FEEL. The elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are generally associated with interactive sites or areas.

     PRODUCT. Any product, good or service which InfoSpace offers, sells or licenses to AOL Members through (i) the AOL White Pages (including through any Interactive Site linked thereto) or (ii) an "offline" means (e.g., toll-free number) for receiving orders related to specific offers within the AOL White Pages requiring purchasers to reference a specific promotional identifier or tracking code, including, without limitation, products sold through surcharged downloads (to the extent expressly permitted hereunder). "Product" shall not be deemed to include products, goods or services that are offered, sold or licensed by a third party through Advertisements.

     PUBLIC INFOSPACE SITE. The site found on the World Wide Web at http://www.InfoSpace.com (or any successor site to the foregoing).

     QUARTER. In referring to "Quarters" of the Term in the Agreement, the first such Quarter shall be deemed to be the period from the Effective Date through January 31, 1999. Subsequent Quarters of the Term will be the subsequent three (3) month periods thereafter.

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     REVENUES.  (a) All revenues in respect of sales of Advertisements on the
AOL White Pages (plus the fair market value of any other compensation received) and any other revenue derived through the AOL White Pages, less actual reasonable third party commissions; and

     (b) Revenue from Advertisements appearing in the AOL White Pages and in other Interactive Sites or areas thereof, shall be counted as Revenue for purposes of this Agreement pro rata based on the relative traffic on all the sites on which each such Advertisement appears.

     SEARCH. Any search conducted within the AOL White Pages (including, but not limited to, searches on the main screen, results screen, e-mail directory, government directory, celebrity directory, etc.). A Search occurs when an AOL User enters a search term or terms into a search form and clicks a search button or its equivalent (whether or not the search actually is completed).

     SEARCH SCREEN. The custom designed screen which is the front end of the AOL White Pages and which prompts a user to perform a search for listings by name, address and/or other criteria.

     USER DATA. All data submitted or otherwise revealed through the AOL White Pages or Public InfoSpace Site by AOL Users, including without limitation, names, addresses, telephone numbers, screennames or interests.

     WHITE PAGES. (i) An online, interactive directory generally available to the public containing comprehensive national listings of addresses and telephone numbers for individuals organized and searchable by name, address, telephone number, e-mail address and other. As defined White Pages shall expressly not include business white pages or other business listings.

     YEAR. In referring to "Years" of the Term in the Agreement, the first such Year shall be deemed to be the period from the Effective Date through October 31, 1999. Subsequent Years of the Term will be the subsequent 12 month periods thereafter.

                                   EXHIBIT B

                           INFOSPACE CROSS-PROMOTION

ONLINE

     To the extent that InfoSpace provides a promotional banner, button, link or other promotional presence (a "Promotional Presence") to any other Interactive Service in the Public InfoSpace Site or other Interactive Site, InfoSpace shall also provide at least an equivalent Promotional Presence to AOL in such Interactive Site linking to such areas of the AOL Network as determined by AOL and on terms and conditions (including, without limitation, scope, purpose, amount, prominence or regularity) that are no less favorable than the terms and conditions provided to such other Interactive Service. To the extent that InfoSpace provides promotional information about the products of any other Interactive Service on any Interactive Site, InfoSpace shall provide a prominent "Try AOL" feature where users can obtain promotional information about AOL products and services and, at AOL's option, download or order AOL's then-current version of client software for the AOL Service or software for any other AOL products or services (e.g., AOL's Instant Messenger service) on terms and conditions (including, without limitation, scope, purpose, amount, prominence or regularity) that are no less favorable than the terms and conditions provided to such other Interactive Service.

     n Effective as of October 14, 1998, and during the Term, prominent carriage and Integration of the AOL Instant Messenger and/or ICQ instant messaging (at AOL's option) products as the exclusive instant messaging and status monitoring products on the Public InfoSpace Site pursuant to the terms of AOL's standard licensing agreement for such products in final form as is reasonably agreed to by both parties.
          AOL will provide for the listing where reasonably appropriate of the AOL White Pages or InfoSpace (in AOL's discretion) in ICQ's listing of directories for conducting people searches, if any. With respect to ICQ, such integration will include, in addition to carriage of the ICQ client, at ICQ's request: (i) incorporation of the ICQ online indicator in the InfoSpace e-mail directory, personal home page directory, and white pages directory on the Public InfoSpace Site and related InfoSpace sites (and InfoSpace agrees to use reasonable efforts to incorporate the ICQ online indicator in such areas on other Interactive Sites); and (ii) incorporation of the ICQ community enabling panels into InfoSpace's personal web publishing tool.

OFFLINE

     To the extent that InfoSpace shall promote any other Interactive Service, InfoSpace shall prominently promote AOL in InfoSpace's television, radio and print advertisements and in any publications, programs, features or other forms of media over which InfoSpace exercises editorial control on terms and conditions (including, without limitation, scope, purpose, amount, prominence or regularity) that are no less favorable than the terms and conditions provided to such other Interactive Service. InfoSpace will include specific references or mentions (verbally where possible) of the AOL White Page's availability through America Online(R) and Digital City at least as prominent as any reference to any third party Interactive Service; for instance, a listing of the "URL(s)" of an Interactive Site will be accompanied by the AOL "keyword" for the AOL White Pages. This Section shall not apply to press releases or other promotional activities primarily dedicated to the announcement of the establishment or enhancement of any specific relationship between InfoSpace and a third party.

                                   EXHIBIT C

              DESCRIPTION OF AOL WHITE PAGES CONTENT AND SERVICES

n    national White Pages, including appropriate search and results.

n an online, interactive directory generally available to the public containing listings of e-mail addresses for individuals organized and searchable by name and address.

n features integrating mapping and driving instructions into each listing (which features shall not be subject to the exclusivity provisions of Section 5). At AOL's option, InfoSpace will integrate a mapping provider of AOL's choosing and AOL and InfoSpace shall mutually agree on Revenue and inventory sharing for the mapping service within the AOL White Pages. InfoSpace will not use Expedia mapping on the AOL White Pages without the express written consent of AOL (which may be given or withheld in AOL's complete discretion) unless Microsoft branding is removed.

n    at AOL's option, civic/government listings will be included.

n at AOL's option, celebrity listings will be included (similar to such listings as have been provided on the Public InfoSpace Site).

n other content and functionalities as listed in the Specifications or otherwise specified by AOL under the Agreement.

                                   EXHIBIT D

                              OPERATING STANDARDS

     1. General. The AOL White Pages (including the Products and other Content contained therein) will be in the top two (2) in the white pages category, as determined by each of the following methods: (a) based on a cross-section of third-party reviewers who are recognized authorities in such industry and (b) with respect to all material quality averages or standards in such industry, including each of the following: (i) pricing of Products, (ii) scope and selection of Products, (iii) quality of Products, (iv) customer service and fulfillment associated with the marketing and sale of Products and (v) ease of use. In addition, the AOL White Pages will, with respect to each of the measures listed above, be competitive in all respects with that which is offered by any Interactive Site.

     2. Hosting; Capacity. InfoSpace will provide all computer hardware (e.g., servers, routers, network devices, switches and associated hardware) in an amount necessary to meet anticipated traffic demands, adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling and power distribution to support the AOL White Pages. Should AOL exercise its option to host the AOL White Pages pursuant to Section 2.3, InfoSpace will provide all computer hardware (e.g., servers, network devices, and associated hardware) in an amount necessary to meet anticipated traffic demands, adequate insurance, and adequate service contracts. AOL will provide adequate power supply (including generator back-up) and HVAC, adequate insurance, adequate service contracts and all necessary equipment racks, floor space, network cabling and power distribution to support the computer hardware. As long as InfoSpace is hosting the AOL White Pages under Section 2.3, InfoSpace will be fully responsible for the maintenance and the day-today operation of the AOL White Pages implementation. InfoSpace will provide AOL with a reasonably detailed network diagram. In addition, InfoSpace will provide AOL with detailed information regarding separate file downloads available from the AOL White Pages, including file size, type and download/installation procedures.

     3. Speed; Accessibility. InfoSpace will ensure that the performance and availability of the AOL White Pages (a) is monitored on a continuous, 24/7 basis and (b) remains competitive in all material respects with the performance and availability of other similar sites based on similar form technology. InfoSpace will use commercially reasonable efforts to ensure that: (a) the functionality and features within the AOL White Pages are optimized for the client software then in use by AOL Users; and (b) the AOL White Pages is designed and populated in a manner that minimizes delays when AOL Users attempt to access such site.
At a minimum, InfoSpace will design the AOL

White Pages in a manner that data transfer initiates within fewer than five (5) seconds on average during normal use. Prior to launch of any promotions described herein, InfoSpace will permit AOL to conduct performance and/or load testing of the AOL White Pages (in person or through remote communications) until AOL is reasonably satisfied that launch can occur, to include but not be limited to the following:

     n  AOL Compatibility Testing
     n AOL Client V3.0, Windows 95/Macintosh, Browser: MSIE 3.X/MSIE 2.1 n AOL Client V4.0, Windows 95/Macintosh, Browser: MSIE 3.X n Caching Implementation n Graphics Quality n User Interface and Functional Testing n Review of Advanced Web Technologies n Load Testing n Website Architecture n Hardware n Network Configuration n Software (Web Servers, Databases, etc.)
     n  Network Redundancy and Reliability
     n  Performance Thresholds
     n  Network Bandwidth
     n  Web Server Capacity
     n  Simultaneous Users
     n Electronic Commerce Encryption Validation n Encryption Technology (SSL V2/V3, PCT) n Commerce Implementation Review (Cookies, iCat, Webforce, etc.)
     n  Review Facility Physical Security
     n  Review Safeguards Related to Private Customer Information

     4. User Interface. InfoSpace will maintain a graphical user interface within the AOL White Pages that is competitive in all material respects with interfaces of other similar sites based on similar form technology. AOL reserves the right to review and approve the user interface and site design prior to launch of the Promotions and to conduct focus group testing to assess compliance with respect to such consultation and with respect to InfoSpace's compliance with the preceding sentence.

     5. Service Level Response. InfoSpace agrees to use commercially reasonable efforts to provide the following service levels in response to problems with or improvements to the AOL White Pages:

     n For material functions of the AOL White Pages that are or have become substantially inoperable (e.g., inability to access website or conduct transactions), InfoSpace will provide a bug fix or workaround within four (4) hours after the first report of such error to InfoSpace.

     n For functions of the AOL White Pages that are impaired or otherwise fail to operate in accordance with agreed upon specifications (e.g., search engine), InfoSpace will provide a bug fix or workaround within twenty-four (24) hours after the first report of such error to InfoSpace.

     n For errors disabling only certain non-essential functions (e.g., particular broken links or noncritical applications), InfoSpace will provide a bug fix or workaround within fourteen (14) days after the first report of such error to InfoSpace.

     n For all other errors, InfoSpace will address these requests on a case-by-case basis as soon as reasonably feasible.

     6. Monitoring. InfoSpace will provide AOL with InfoSpace's detailed escalation procedures (e.g., contact names and notification mechanisms such as e-mail, phone, page, etc.) and notification of any scheduled or unscheduled downtimes. AOL Network Operations Center will work with InfoSpace's designated technical contacts in the event of any performance malfunction or other emergency related to the AOL White Pages and will either assist or work in parallel with InfoSpace's contact using InfoSpace tools and procedures, as applicable. The Parties will develop a process to monitor performance and member behavior with respect to access, capacity, security and related issues both during normal operations and during special promotions/events.

     7. Telecommunications. The Parties agree to explore encryption methodology to secure data communications between the Parties' data centers such that no private member information requested by the InfoSpace will be transferred unencrypted. The network between the Parties will be configured such that no single component failure will significantly impact AOL Users. The network will be sized such that no single line runs at more than 70% average utilization for a 5-minute peak in a daily period. Should AOL exercise its option to host AOL White Pages at an AOL data center, pursuant to Section 2.3, AOL will be responsible for appropriate sizing on the network to ensure AOL member access to the AOL White Pages.

     8. Security Review. InfoSpace and AOL will work together to perform an initial security review of, and to perform tests of, the InfoSpace system, network, and service security in order to evaluate the security risks and provide recommendations to InfoSpace, including periodic follow-up reviews as reasonably required by InfoSpace or AOL. InfoSpace will use commercially reasonable best efforts to fix any security risks or breaches of security as may be identified by AOL's Operations Security. Specific services to be performed on behalf of AOL's Operations Security team will be as determined by AOL in its sole discretion.

     9. Technical Performance. InfoSpace will perform the following technical obligations (and any reasonable updates thereto from time to time by AOL):

     n InfoSpace will design the AOL White Pages to support the Windows version of the Microsoft Internet Explorer 3.0 and 4.0 browser, the Macintosh version of the Microsoft Internet Explorer 2.1 and 3.0, and make commercially reasonable efforts to support all other AOL browsers listed at: "http://webmaster.info.aol.com/BrowTable.html."

     n InfoSpace will configure the server from which it serves the site to examine the HTTP User-Agent field in order to identify the "AOL Member-Agents" listed at:
          "http://webmaster.info.aol.com/Brow2Text.html."

     n InfoSpace will design its site to support HTTP 1.0 or later protocol as defined in RFC 1945 (available at "http://ds.internic.net/rfc/rfc1945.text." and to adhere to AOL's parameters for refreshing cached information listed at http://webmaster.info.aol.com/CacheText.html.

     10. AOL Internet Services Partner Support. AOL will provide InfoSpace with access to the standard online resources, standards and guidelines documentation, technical phone support, monitoring and after-hours assistance that AOL makes generally available to similarly situated web-based partners.
AOL support will not, in any case, be involved with content creation on behalf of InfoSpace or support for any technologies, databases, software or other applications which are not supported by AOL or are related to any InfoSpace area other than the AOL White Pages. Support to be provided by AOL is contingent on InfoSpace providing to AOL demo account information (where applicable), a detailed description of the AOL White Pages' software, hardware and network architecture and access to the AOL White Pages for purposes of such performance and load testing as AOL elects to conduct. As described elsewhere in InfoSpace's principal agreement with AOL, InfoSpace is fully responsible for all aspects of hosting and administration of the AOL White Pages and must ensure that the site satisfies the specified access and performance requirements as outlined in this Exhibit.

                                   EXHIBIT E

                          WHITE PAGES SPECIFICATIONS

     As noted below, Priority 1 items must be completed and fully functional for launch of the AOL White Pages, with Priority 2 and 3 items to be completed by launch or as soon as practicable thereafter (or as directed by AOL otherwise).

                                      [*]

----------------
* Confidential Treatment Requested.

                                   EXHIBIT F

               SAMPLE WHITE PAGES SCHEMATICS - SUBJECT TO CHANGE




     [*]

----------------
* Confidential Treatment Requested.

                                   EXHIBIT G

     [*]

----------------
* Confidential Treatment Requested.

                                   EXHIBIT H

                  STANDARD ONLINE COMMERCE TERMS & CONDITIONS

     1. AOL Network Distribution. InfoSpace will not authorize or permit any third party to distribute or promote the Content provided by InfoSpace to the AOL White Pages or any InfoSpace Interactive Site through the AOL Network absent AOL's prior written approval. The promotions and any other promotional or advertising rights or space purchased from or provided by AOL will link only to the AOL White Pages, will be used by InfoSpace solely for its own benefit and will not be resold, traded, exchanged, bartered, brokered or otherwise offered to any third party except at otherwise provided in the Agreement.

     2. Provision of Other Content. In the event that AOL notifies InfoSpace that (i) as reasonably determined by AOL, any Content provided by InfoSpace to the AOL White Pages violates AOL's then-standard Terms of Service (as set forth on the America Onlinea brand service), the terms of this Agreement or any other standard, written AOL policy or (ii) AOL reasonably objects to the inclusion of any Content provided by InfoSpace to the AOL White Pages, then InfoSpace will take commercially reasonable steps to block access by AOL Users to such Content using InfoSpace's then-available technology. In the event that InfoSpace cannot, through its commercially reasonable efforts, block access by AOL Users to the Content in question, then InfoSpace will provide AOL prompt written notice of such fact. AOL may then, at its option, restrict access from the AOL Network to the Content in question using technology available to AOL. InfoSpace will cooperate with AOL's reasonable requests to the extent AOL elects to implement any such access restrictions.

     3. Contests. InfoSpace will take all steps necessary to ensure that any contest, sweepstakes or similar promotion conducted or promoted through the AOL White Pages (a "Contest") complies with all applicable federal, state and local laws and regulations.

     4. AOL Look and Feel. InfoSpace acknowledges and agrees that AOL will own all right, title and interest in and to the elements of graphics, design, organization, presentation, layout, user interface, navigation and stylistic convention (including the digital implementations thereof) which are associated with the AOL White Pages, subject to InfoSpace's ownership rights in any materials licensed by InfoSpace to AOL under this Agreement.

     5. Management of the AOL White Pages. InfoSpace will manage, review, delete, edit, create, update and otherwise manage all Content available on or through the AOL White Pages, in a timely and professional manner and in accordance with the terms of this Agreement. InfoSpace will use best efforts to ensure that each AOL White Pages is current, accurate and well-organized at all times. InfoSpace warrants that the content provided by InfoSpace: (i) will not infringe on or violate any copyright, trademark, U.S. patent or any other third party right, including without limitation, any music performance or other music-related rights; (ii) will not violate AOL's then-applicable Terms of Service (as provided on the AOL Service at keyword "TOS"); and (iii) will not violate any applicable law or regulation, including those relating to contests, sweepstakes or similar promotions. Additionally, InfoSpace represents and warrants that it owns or has a valid license to all rights to any Content used in AOL "slideshow" or other formats embodying elements such as graphics, animation and sound, free and clear of all encumbrances and without violating the rights of any other person or entity. InfoSpace shall not in any manner, including, without limitation in any promotion, the Content or other materials state or imply that AOL recommends or endorses InfoSpace or InfoSpace's products or services (e.g., no statements that InfoSpace is an "official" or "preferred" provider of products or services for AOL).

     6. Duty to Inform. InfoSpace will promptly inform AOL of any information related to the AOL White Pages of which InfoSpace is or should reasonably be aware which could reasonably lead to a claim, demand, or liability of or against AOL and/or its affiliates by any third party.

     7. Customer Service. It is the sole responsibility of InfoSpace to provide customer service to persons or entities accessing information, products, or services provided by InfoSpace through the AOL Network ("Customers"). InfoSpace will receive all e-mails from Customers via a computer available to InfoSpace's customer service staff and generally respond to such e-mails within one business day of receipt. InfoSpace will bear all responsibility for compliance with federal, state and local laws related to the Content provided by InfoSpace to Customers.

     8. Production Work. In the event that InfoSpace requests AOL's production assistance in connection with (i) ongoing programming and maintenance refuted to the AOL White Pages, (ii) a redesign of or addition to the AOL White Pages (e.g., a change to an existing screen format or construction of a new custom form), (iii) production to modify work performed by a third party provider or
(iv) any other type of production work, InfoSpace will work with AOL to develop a detailed production plan for the requested production assistance (the "Production Plan"). Following receipt of the final Production Plan, AOL will notify InfoSpace of (i) AOL's availability to perform the requested production work, (ii) the proposed fee or fee structure for the requested production and maintenance work and (iii) the estimated development schedule for such work. To the extent the Parties reach agreement regarding implementation of agreed-upon Production Plan, such agreement will be reflected in a separate work order signed by the Parties. To the extent InfoSpace elects to retain a third party provider to perform any such production work, work produced by such third party provider must generally conform to AOL's production Standards & Practices (a copy of which will be supplied by AOL to InfoSpace upon request). The specific production resources which AOL allocates to any production work to be performed on behalf of InfoSpace will be as determined by AOL in its sole discretion.

     9. Overhead Accounts. To the extent AOL has granted InfoSpace any overhead accounts on the AOL Service, InfoSpace will be responsible for the actions taken under or through its overhead accounts, which actions are subject to AOL's applicable Terms of Service and for any surcharges, including, without limitation, all premium charges, transaction charges, and any applicable communication surcharges incurred by any overhead account issued to InfoSpace, but InfoSpace will not be liable for charges incurred by any overhead account relating to AOL's standard monthly usage fees and standard hourly charges, which charges AOL will bear. Upon the termination of this Agreement, all overhead accounts, related screen names and any associated usage credits or similar rights, will automatically terminate. AOL will have no liability for loss of any data or content related to the proper termination of any overhead account.

     10. Navigation Tools. To the extent AOL grants InfoSpace any "keywords" on the AOL Service or "search terms" on AOL.com (collectively, "Keywords"), the Keywords will be subject to availability and will consist only of InfoSpace's registered trademarks. AOL reserves the right at any time to revoke InfoSpace's use of any Keywords that are not registered trademarks of InfoSpace. To the extent AOL allows AOL Users to "bookmark" the URL or other locator for the AOL White Pages, such bookmarks will be subject to AOL's control at all times. Upon the termination of this Agreement, InfoSpace's rights to any Keywords and bookmarking will terminate.

     11. AOL User Communications. To the extent InfoSpace sends any form of communications targeting AOL Users, InfoSpace will promote the AOL White Pages as the location at which to access InfoSpace's content (as compared to any more general or other site or location). In addition, in any communication targeting AOL Users or on the AOL White Pages, InfoSpace will not encourage AOL Users to take any action inconsistent with the scope and purpose of this Agreement, including without limitation, the following actions: (a) using content other than the Content; (b) bookmarking of Interactive Sites; (c) using Interactive Sites other than those covered by this Agreement; (d) changing the default home page on the AOL browser; or (e) using any Interactive Service other than AOL. Any e-mail newsletters sent to AOL Users by InfoSpace or its agents will (i) be subject to AOL's policies on use of the e-mail functionality, including but not limited to AOL's policy on unsolicited bulk e-mail, (ii) be sent only to AOL Users requesting to receive such newsletters, (iii) not contain Content which violates AOL's Terms of Service (as provided on the AOL Service at keyword "TOS"), and (iv) not contain any advertisements, marketing or promotion for any other Interactive

Service. In any commercial e-mail communications to AOL Users which are otherwise permitted hereunder, InfoSpace will provide the recipient with a prominent and easy means to "opt-out" of receiving any future commercial e-mail communications from InfoSpace.

                                   EXHIBIT I

                       STANDARD LEGAL TERMS & CONDITIONS

     1. Promotional Materials/Press Releases. Each Party will submit to the other Party, for its prior written approval, which will not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the AOL White Pages and/or referencing the other Party and/or its trade names, trademarks, and service marks (the "Materials"); provided, however, that either Party's use of screen shots of the AOL White Pages for promotional purposes will not require the approval of the other Party so long as America Online(R) is clearly identified as the source of such screen shots; and provided further, however, that, following the initial public announcement of the business relationship between the Parties in accordance with the approval and other requirements contained herein, either Party's subsequent factual reference to the existence of a business relationship between the Parties will not require the approval of the other Party. Each Party will solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials may be used by a Party and its affiliates for the purpose of promoting the AOL White Pages and the content contained therein and reused for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Materials may be depleted. Notwithstanding the foregoing, either Party may issue press releases and other disclosures as required by law or as reasonably advised by legal counsel without the consent of the other Party and in such event, prompt notice thereof will be provided to the other Party.

     2. License. InfoSpace hereby grants AOL a nonexclusive worldwide license to market, license, distribute, reproduce, display, perform, transmit and promote the AOL White Pages and all Content (or any portion thereof) through such areas or features of the AOL Network as AOL deems appropriate. InfoSpace acknowledges and agrees that the foregoing license permits AOL to distribute portions of the Content in synchronism or timed relation with visual displays prepared by InfoSpace or AOL (e.g., as part of an AOL "slideshow"). In addition, AOL Users will have the right to access and use the AOL White Pages.

     3. Trademark License. In designing and implementing the Materials and subject to the other provisions contained herein, InfoSpace will be enticed to use the following trade names, trademarks, and service marks of AOL: the "America Online a" brand service, "AOL" service/software and AOL's triangle logo; and AOL and its affiliates will be entitled to use the trade names, trademarks, and service marks of InfoSpace for which InfoSpace holds all rights necessary for use in connection with this agreement (collectively, together with the AOL marks listed above, the "Marks");

provided that each Party: (i) does not create a unitary composite mark involving a Mark of the other Party without the prior written approval of such other Party; and (ii) displays symbols and notices clearly and sufficiently indicating the trademark status and ownership of the other Party's Marks in accordance with applicable trademark law and practice.

     4. Ownership of Trademarks. Each Party acknowledges the ownership of the other Party in the Marks of the other Party and agrees that all use of the other Party's Marks will inure to the benefit, and be on behalf, of the other Party. Each Party acknowledges that its utilization of the other Party's Marks will not create in it, nor will it represent it has, any right, title, or interest in or to such Marks other than the licenses expressly granted herein. Each Party agrees not to do anything contesting or impairing the trademark rights of the other Party.

     5. Quality Standards. Each Party agrees that the nature and quality of its products and services supplied in connection with the other Party's Marks will conform to quality standards set by the other Party. Each Party agrees to supply the other Party, upon request, with a reasonable number of samples of any Materials publicly disseminated by such Party which utilize the other Party's Marks. Each Party will comply with all applicable laws, regulations, and customs and obtain any required government approvals pertaining to use of the other Party's marks.

     6. Infringement Proceedings. Each Party agrees to promptly notify the other Party of any unauthorized use of the other Party's Marks of which it has actual knowledge. Each Party will have the sole right and discretion to bring proceedings alleging infringement of its Marks or unfair competition related thereto; provided, however, that each Party agrees to provide the other Party with its reasonable cooperation and assistance with respect to any such infringement proceedings.

     7. Representations and Warranties. Each Party represents and warrants to the other Party that: (i) such Party has the full corporate right, power and authority to enter into this Agreement and to perform the acts required of it hereunder; (ii) the execution of this agreement by such Party, and the performance by such Party of its obligations and duties hereunder, do not and will not violate any agreement to which such Party is a party or by which it is otherwise bound; (iii) when executed and delivered by such Party, this Agreement will constitute the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms; and (iv) such Party acknowledges that the other Party makes no representations, warranties or agreements related to the subject matter hereof that are not expressly provided for in this Agreement.

     8. Confidentiality. Each Party acknowledges that Confidential Information may be disclosed to the other Party during the course of this Agreement. Each Party agrees that it will take reasonable steps, at least substantially equivalent to the steps it takes to protect its own proprietary information, during the term of this Agreement, and for a period of three years following expiration or termination of this Agreement, to prevent the duplication or disclosure of Confidential Information of the other Party, other than by or to its employees or agents who must have access to such Confidential Information to perform such Party's obligations hereunder, who will each agree to comply with this section. Notwithstanding the foregoing, either Party may issue a press release or other disclosure containing Confidential Information without the consent of the other Party, to the extent such disclosure is required by law, rule, regulation or government or court order. In such event, the disclosing Party will provide at least five (5) business days prior written notice of such proposed disclosure to the other Party (and will allow the other party to review and comment on such disclosure prior to its release to the extent reasonably possible). Further, in the event such disclosure is required of either Party under the laws, rules or regulations of the Securities and Exchange Commission or any other applicable governing body, such Party will (i) redact mutually agreed-upon portions of this Agreement to the fullest extent permitted under applicable laws, rules and regulations and (ii) submit a request to such governing body that such portions and other provisions of this Agreement receive confidential treatment under the laws, rules and regulations of the Securities and Exchange Commission or otherwise be held in the strictest confidence to the fullest extent permitted under the laws, rules or regulations of any other applicable governing body.

     9.  Limitation of Liability; Disclaimer; Indemnification.
         ----------------------------------------------------

     9.1. LIABILITY. UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES (EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), ARISING FROM BREACH OF THE AGREEMENT, THE SALE OF PRODUCTS, THE USE OR INABILITY TO USE THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AOL WHITE PAGES, OR ARISING FROM ANY OTHER PROVISION OF THIS AGREEMENT, SUCH AS, BUT NOT LIMITED TO, LOSS OF REVENUE OR ANTICIPATED PROFITS OR LOST BUSINESS (COLLECTIVELY, "DISCLAIMED DAMAGES"); PROVIDED THAT EACH PARTY WILL REMAIN LIABLE TO THE OTHER PARTY TO THE EXTENT ANY DISCLAIMED DAMAGES ARE CLAIMED BY A THIRD PARTY AND ARE SUBJECT TO INDEMNIFICATION PURSUANT TO SECTION 9.3. EXCEPT AS PROVIDED IN SECTION 9.3, (I) LIABILITY

ARISING UNDER THIS AGREEMENT WILL BE LIMITED TO DIRECT, OBJECTIVELY MEASURABLE DAMAGES, AND (II) THE MAXIMUM LIABILITY OF ONE PARTY TO THE OTHER PARTY FOR ANY CLAIMS ARISING IN CONNECTION WITH THIS AGREEMENT WILL NOT EXCEED THE AGGREGATE AMOUNT OF PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY HEREUNDER IN THE YEAR IN WHICH LIABILITY ACCRUES; PROVIDED THAT EACH PARTY WILL REMAIN LIABLE FOR THE AGGREGATE AMOUNT OF ANY PAYMENT OBLIGATIONS OWED TO THE OTHER PARTY PURSUANT TO THE AGREEMENT.

     9.2. NO ADDITIONAL WARRANTIES. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY, AND EACH PARTY HEREBY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE AOL NETWORK, THE AOL SERVICE, AOL.COM OR THE AOL WHITE PAGES, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, AOL SPECIFICALLY DISCLAIMS ANY WARRANTY REGARDING THE PROFITABILITY OF THE AOL WHITE PAGES.

     9.3. Indemnity. Either Party will defend, indemnify, save and hold harmless the other Party and the officers, directors, agents, affiliates, distributors, franchisees and employees of the other Party from any and all third party claims, demands, liabilities, costs or expenses, including reasonable attorneys' fees ("Liabilities"), resulting from the indemnifying Party's material breach of any duty, representation, or warranty of this Agreement.

     9.4. Claims. If a Party entitled to indemnification hereunder (the "Indemnified Party") becomes aware of any matter it believes is indemnifiable hereunder involving any claim, action, suit, investigation, arbitration or other proceeding against the Indemnified Party by any third party (each an "Action"), the Indemnified Party will give the other Party (the "Indemnifying Party") prompt written notice of such Action. Such notice will (i) provide the basis on which indemnification is being asserted and (ii) be accompanied by copies of all relevant pleadings, demands, and other papers related to the Action and in the possession of the Indemnified Party. The Indemnifying Party will have a period of ten (10) days after delivery of such notice to respond. If the Indemnifying Party elects to defend the Action or does not respond within the requisite ten
(10) day period, the Indemnifying Party will be obligated to defend the Action, at its own expense, and by counsel reasonably satisfactory to the Indemnified Party. The

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

Indemnified Party will cooperate, at the expense of the Indemnifying Party, with the Indemnifying Party and its counsel in the defense and the Indemnified Party will have the right to participate fully, at its own expense, in the defense of such Action. If the Indemnifying Party responds within the required ten (10) day period and elects not to defend such Action, the Indemnified Party will be free, without prejudice to any of the Indemnified Party's rights hereunder, to compromise or defend (and control the defense of) such Action. In such case, the Indemnifying Party will cooperate, at its own expense, with the Indemnified Party and its counsel in the defense against such Action and the Indemnifying Party will have the right to participate fully, at its own expense, in the defense of such Action. Any compromise or settlement of an Action will require the prior written consent of both Parties hereunder, such consent not to be unreasonably withheld or delayed.

     9.5. Acknowledgment. AOL and InfoSpace each acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between them of all risks (both known and unknown) associated with the transactions contemplated hereunder. The limitations and disclaimers related to warranties and liability contained in this Agreement are intended to limit the circumstances and extent of liability. The provisions of this Section 9 will be enforceable independent of and severable from any other enforceable or unenforceable provision of this Agreement.

     10. Solicitation of AOL Users. During the term of this Agreement, and for the two-year period following the expiration or termination of this agreement, neither InfoSpace nor its agents will use the AOL Network to (i) solicit, or participate in the solicitation of AOL Users when that solicitation is for the benefit of any entity (including InfoSpace) which could reasonably be construed to be or become in competition with AOL or (ii) promote any services which could reasonably be construed to be in competition with AOL including, but not limited to, services available through the Internet. In addition, InfoSpace may not send AOL Users e-mail communications promoting InfoSpace's Products through the AOL Network without a "Prior Business Relationship." For purposes of this Agreement, a "Prior Business Relationship" will mean that the AOL User has either (i) engaged in a transaction with InfoSpace through the AOL Network or
(ii) voluntarily provided information to InfoSpace through a contest, registration, or other communication, which included notice to the AOL User that the information provided by the AOL User could result in an e-mail being sent to that AOL User by InfoSpace or its agents. A Prior Business Relationship does not exist by virtue of an AOL User's visit to the AOL White Pages or any Interactive Site (absent the elements above). More generally, InfoSpace will be subject to any standard policies regarding e-mail distribution through the AOL Network which AOL may implement.

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

     11. Collection of User Information. InfoSpace is prohibited from collecting AOL User screennames from public or private areas within the AOL Service or AOL.com, except as specifically provided below. InfoSpace will ensure that any survey, questionnaire or other means of collecting User Information including, without limitation, requests directed to specific AOL User screennames or e-mail addresses and automated methods of collecting screennames (an "Information Request") complies with (i) all applicable laws and regulations, (ii) AOL's applicable Terms of Service, and (iii) any privacy policies which have been issued by AOL in writing during the term (or in the case of the AOL White Pages, InfoSpace's standard privacy policies, to the extent such policies are prominently published on the site and provide adequate notice and disclosure to users regarding InfoSpace's collection, use and disclosure of any user information) (collectively, the "Applicable Privacy Policies"). Each Information Request will clearly and conspicuously specify to the AOL Users at issue the purpose for which User Information collected through the Information Request will be used (the "Specified Purpose").

     12. Use of User Information. InfoSpace will restrict use of the User Information collected through an Information Request to the Specified Purpose. In no event will InfoSpace (i) provide User Information to any third party (except to the extent specifically (a) permitted under the AOL Privacy Policies or (b) authorized by the members in question), (ii) rent, sell or barter User Information, (iii) identify, promote or otherwise disclose such User Information in a manner that identifies AOL Users as end-users of the AOL Service, AOL.com or the AOL Network or (iv) otherwise use any User Information in contravention of Section 10 above. Notwithstanding the foregoing, in the case of AOL Members who purchase Products from InfoSpace, InfoSpace will be entitled to use User Information from such AOL Members as part of InfoSpace's aggregate list of Customers; provided that InfoSpace's use does not in any way identify, promote or otherwise disclose such User Information in a manner that identifies such AOL Members as end-users of the AOL Service, AOL.com or the AOL Network. In addition, InfoSpace will not use any User Information for any purpose (including any Specified Purpose) not directly related to the business purpose of the AOL White Pages.

     13. Excuse. Neither Party will be liable for, or be considered in breach of or default under this Agreement on account of, any delay or failure to perform as required by this Agreement as a result of any causes or conditions which are beyond such Party's reasonable control and which such Party is unable to overcome by the exercise of reasonable diligence.

     14. Independent Contractors. The Parties to this Agreement are independent contractors. Neither Party is an agent, representative or partner of the other Party. Neither Party will have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party.

                                      -45-
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This Agreement will not be interpreted or construed to create an association, agency, joint venture or partnership between the Parties or to impose any liability attributable to such a relationship upon either Party.

     15. Notice. Any notice, approval, request, authorization, direction or other communication under this agreement will be given in writing and will be deemed to have been delivered and given for all purposes (i) on the delivery date if delivered by electronic mail on the AOL Network (to screenname "AOLNotice@AOL.com" in the case of AOL) or by confirmed facsimile; (ii) on the delivery date if delivered personally to the Party to whom the same is directed;
(iii) one business day after deposit with a commercial overnight carrier, with written verification of receipt; or (iv) five business days after the mailing date, whether or not actually received, if sent by U.S. mail, return receipt requested, postage and charges prepaid, or any other means of rapid mail delivery for which a receipt is available. In the case of AOL, such notice will be provided to both the Senior Vice President for Business Affairs (fax no. 703-265-1206) and the Deputy General Counsel (fax no. 703-265-1105), each at the address of AOL set forth in the first paragraph of this Agreement. In the case of InfoSpace, except as otherwise specified herein, the notice address will be the address for InfoSpace set forth in the first paragraph of this Agreement, with the other relevant notice information, including the recipient for notice and, as applicable, such recipient's fax number or AOL e-mail address, to be as reasonably identified by AOL.

     16. Launch Dates. In the event that any terms contained herein relate to or depend on the commercial launch date of AOL White Pages contemplated by this Agreement (the "Launch Date"), then it is the intention of the Parties to record such Launch Date in a written instrument signed by both Parties promptly following such Launch Date; provided that, in the absence of such a written instrument, the Launch Date will be as reasonably determined by AOL based on the information available to AOL.

     17. No Waiver. The failure of either Party to insist upon or enforce strict performance by the other Party of any provision of this Agreement or to exercise any right under this Agreement will not be construed as a waiver or relinquishment to any extent of such Party's right to assert or rely upon any such provision or right in that or any other instance; rather, the same will be and remain in full force and effect.

     18. Return of Information. Upon the expiration or termination of this Agreement, each Party will, upon the written request of the other Party, return or destroy (at the option of the Party receiving the request) all confidential information, documents, manuals and other materials specified the other Party.

     19.  Survival.  Sections 2.10.2, 2.10.3, 6.9, 6.10, 7.4, and 7.7 of the
body of the Agreement; Section 4 of Exhibit H; and Sections 4 and 8 through 29 of this Exhibit, will survive the completion, expiration, termination or cancellation of this Agreement.

     20. Entire Agreement. This Agreement sets forth the entire agreement and supersedes any and all prior agreements of the Parties with respect to the transactions set forth herein. Neither Party will be bound by, and each Party specifically objects to, any term, condition or other provision which is different from or in addition to the provisions of this Agreement (whether or not it would materially alter this Agreement) and which is proffered by the other Party in any correspondence or other document, unless the Party to be bound thereby specifically agrees to such provision in writing.

     21. Amendment. No change, amendment or modification of any provision of this agreement will be valid unless set forth in a written instrument signed by the Party subject to enforcement of such amendment, and in the case of AOL, by an executive of at least the same standing to the executive who signed the Agreement.

     22. Further Assurances. Each Party will take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by any other Party for the implementation or continuing performance of this Agreement.

     23. Assignment. InfoSpace will not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of AOL. Assumption of the Agreement by any successor to InfoSpace (including, without limitation, by way of merger or consolidation) will be subject to AOL's prior written approval. The Parties expressly agree that sale of less than fifty percent (50%) of the capita stock of InfoSpace in any public or private offering will not constitute an assignment for purposes of this Agreement. Subject to the foregoing, this Agreement will be fully binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns.

     24. Construction; Severability. In the event that any provision of this Agreement conflicts with the law under which this Agreement is to be construed or if any such provision is held invalid by a court with jurisdiction over the Parties to this Agreement, (i) such provision will be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law, and (ii) the remaining terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect.

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

     25. Remedies. Except where otherwise specified, the rights and remedies granted to a Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies which the Party may possess at law or in equity; provided that, in connection with any dispute hereunder, InfoSpace will be not entitled to offset any amounts that it claims to be due and payable from AOL against amounts otherwise payable by InfoSpace to AOL.

     26. Applicable Law. Except as otherwise expressly provided herein, this Agreement will be interpreted, construed and enforced in all respects in accordance with the laws of the Commonwealth of Virginia except for its conflicts of laws principles.

     27. Export Controls. Both Parties will adhere to all applicable laws, regulations and rules relating to the export of technical data and will not export or re-export any technical data, any products received from the other Party or the direct product of such technical data to any proscribed country listed in such applicable laws, regulations and rules unless properly authorized.

     28. Headings. The captions and headings used in this Agreement are inserted for convenience only and will not affect the meaning or interpretation of this Agreement.

     29. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and all of which together will constitute one and the same document.

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